Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus and to the use of our reports: (1) dated March 28, 2013, with respect to the financial statements and schedules of Transamerica Advisors Life Insurance Company, and (2) dated April 29, 2013, with respect to the financial statements of the subaccounts of the Merrill Lynch Life Variable Annuity Separate Account A and Merrill Lynch Variable Life Separate Account II, included in Post-Effective Amendment No. 25 to the Registration Statement (Form N-4, No. 33-43058) under the Securities Act of 1933 and related Prospectus of Merrill Prime Plan V.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2013